Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BRESLER & REINER, INC. ANNOUNCES SALE OF ITS INTEREST IN 1925K ASSOCIATES, LLC

Rockville, Maryland, April 17, 2006 — Bresler & Reiner, Inc. announced today the sale of its 85% interest in 1925K Associates, LLC, the owner of a 149,000 square foot commercial office building located in the central business district of Washington, DC, for a sales price of $26,000,000. The Company received proceeds from the sale of $25,749,000 and will record a pre-tax gain on the sale of an equity investment of approximately $18,400,000.

Sidney M. Bresler, Chief Executive Officer, stated that the sale proceeds will be used by the company to help fund future acquisitions.

About the Company:

Bresler & Reiner, Inc. owns and develops land and residential, commercial and hospitality properties, principally in the Washington, D.C.; Wilmington, Delaware; Philadelphia, Pennsylvania; Houston, Texas; Baltimore, Maryland; the Maryland Eastern Shore; and Orlando, Florida metropolitan areas.

Supplemental Information:

SEC Filings (Forms 10-Q and 10-K) and supplemental information packages (Form 8-K’s) are available at www.breslerandreiner.com or may be requested in e-mail or hard copy formats.

For additional information, contact:

Robert O. Moore, CFO

Bresler & Reiner, Inc.

11200 Rockville Pike, Suite 502

Rockville, Maryland 20852

(301) 945-4300, ext 150

This press release may contain forward-looking statements that are based on current estimates, expectations, forecasts and projections about us, our future performance, the industry in which we operate, our beliefs, and management’s assumptions. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of us.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or “would be,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These risks and uncertainties include: our ability to compete effectively; our exposure to the credit risks of our tenants; our ability to recruit and retain key personnel; adverse changes in the local or general economy and market conditions; our ability to obtain necessary governmental permits and approvals; our ability to complete development projects in a timely manner and within budget; our ability to secure tenants for our projects and properties; our ability to sustain occupancy levels at our properties through keeping existing tenants and securing new ones; our ability to secure tenants for the residential and commercial properties that we develop; changes in the interest rate environment which will affect our ability to obtain mortgage financing on acceptable terms; future litigation; and changes in environmental health and safety laws.